Exhibit 10.2

TENDER OFFER SUPPORTAGREEMENT

This Agreement (“Agreement”) is made and entered into as of February 12, 2016, by and among Pacholder High Yield Fund, Inc. (the “Fund”), J.P. Morgan Investment Management Inc. (“JPMIM” and, together with the Fund, the “Fund Parties”) and Morgan Stanley & Co. LLC (“Morgan Stanley”).

WHEREAS, Morgan Stanley is a substantial holder of auction rate preferred shares issued by the Fund (the “ARPS”), a closed-end investment company registered under the Investment Company Act of 1940 for which JPMIM currently serves as investment adviser;

WHEREAS, Morgan Stanley has engaged in discussions with the Fund Parties regarding a proposal that the Fund conduct an issuer tender offer for the ARPS, and in that connection entered into a confidentiality agreement dated September 29, 2015 (the “Confidentiality Agreement”), regarding confidentiality obligations with respect to the discussions (together, the “Discussions”);

WHEREAS, the parties wish to resolve various matters associated with the Discussions and Morgan Stanley’s holdings of the ARPS.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Tender Offer.

Subject to satisfaction of Section 2 below, the Fund Parties agree to commence, not later than March 11, 2016, a tender offer by the Fund for 100% of its issued and outstanding ARPS at a price equal to 95.5% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer of $23,875 per ARPS share), scheduled to expire as of the close of the New York Stock Exchange on the 20th business day following commencement (such date, as it may be extended in accordance with the terms of the Tender Offer, the “Expiration Date”), subject to substantially the same conditions as are set forth in Appendix A hereto (the “Tender Offer”). The Fund hereby agrees that if, as of the Expiration Date of the Tender Offer, all of such conditions are satisfied or in its sole discretion, waived, it shall accept for payment all ARPS properly tendered pursuant to the Tender Offer.

2. Agreements and Obligations of Morgan Stanley.

Morgan Stanley hereby agrees and undertakes that:

If the Tender Offer is conducted by the Fund, Morgan Stanley shall tender one-hundred percent (100%) of the ARPS of the Fund held by it for its own account (i.e., 486 ARPS as of the date the Agreement), such that Morgan Stanley would have no holdings of the ARPS for its own account following acceptance by the Fund Parties of the Tender Offer.

3. Confidentiality.

Morgan Stanley and the Fund Parties hereby agree to and do hereby extend the term of the Confidentiality Agreement and their respective obligations thereunder, until the first to occur of (i) the commencement of the Tender Offer; (ii) the public disclosure of this Agreement or (iii) two years from the date hereof, in the event the Tender Offer is not commenced provided that the Fund Parties may disclose the subject matter of the Tender Offer to third parties, including to other holders of the ARPS and to service providers and agents who may be engaged to assist in conducting the Tender Offer, before the Tender Offer is publicly announced. For the avoidance of doubt, Morgan Stanley acknowledges that the Fund will be required to file a copy of this Agreement with its Form TO filings in connection with the Tender Offer.

4. Term.

This Agreement shall terminate on the earlier of (i) March 11, 2016, if the Fund has not on or before that date commenced the Tender Offer and (ii) the close of the New York Stock Exchange on the business day next following the Expiration Date, if the Funds have not accepted validly tendered ARPS for purchase pursuant to the Tender Offer by such time. In the case of termination of this Agreement pursuant to Section 4(i) and Section 4(ii), all provisions of this Agreement shall terminate and have no further force or effect upon such termination, except that the confidentiality obligations of the parties under Section 3 hereof and the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth in Section 3 hereof. In the case of the completion of the Tender Offer the obligations of the parties under Sections 3, 4 and 6 hereof shall survive the termination of this Agreement.

5. Financing Efforts.

The Fund hereby agrees to use commercially reasonable efforts to enter into the credit facility necessary to satisfy the Financing Condition, which is a material condition to the Tender Offer (the “Credit Facility”) as soon as practicable following the date hereof. The Credit Facility shall provide the Fund with financing sufficient for the payment in full of all consideration payable in the event that all of the holders of the ARPS tender their ARPS and the payment of all costs and fees to be borne by the Fund in connection with the Tender Offer.

6. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by e-mail or other electronic communication, or by a nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to Morgan Stanley:	Morgan Stanley & Co

1585 Broadway

New York, NY 10036

Attn:

E-mail:

If to JPMIM:	J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

Attn:

E-mail:

If to the Fund:	Pacholder High Yield Fund, Inc.

270 Park Avenue

New York, New York 10017

Attn:

E-mail:

(b) No Assignment. No Party shall assign this Agreement or its rights hereunder without the express written consent of the other parties.

(c) Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original. Facsimile or electronic signatures shall have the same force and effect as executed originals.

(e) Governing Law. This Agreement is governed by the laws of the State of New York, without regard to the principles of conflicts of laws or choice of laws of any state or commonwealth. Each party submits to the exclusive jurisdiction of, and acknowledges the propriety of venue in the United States District Court for the Southern District of New York sitting in New York County, New York, and its appellate courts, as well as any Courts of the State of New York sitting in New York County, New York, and the appellate courts thereof. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section 6(e) with any court as written evidence of the knowing, voluntary and bargained-for agreement between the parties each irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this Agreement, which will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings, either oral or written, between them other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon the parties unless in writing and signed by the parties.

(g) Further Assurances. Each party covenants, on behalf of itself and its successors and assigns, to take all actions and do all things, and to promptly and duly execute, acknowledge and deliver any and all such further instruments and documents necessary or proper to achieve the purposes and objectives of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and each party represents and acknowledges that it possesses the requisite authority to execute this Agreement.

PACHOLDER HIGH YIELD FUND, INC.

By:	/s/ Laura Del Prato
Name: Laura Del Prato
Title: Treasurer and Principal Financial Officer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Laura Del Prato
Name: Laura Del Prato
Title: Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Daniel Kelly
Name: Daniel Kelly
Title: Executive Director

APPENDIX A

TENDER OFFER CONDITIONS:

It is a condition to the Tender Offer that the Fund will not accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) there have been validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of Preferred Shares which represent less than 80% of the Fund’s outstanding Preferred Shares; (2) the Financing Condition (as defined in the Offer to Purchase accompanying the Tender Offer) has not been satisfied or waived; (3) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the New York Stock Exchange; (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986 (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a liquidation of the Fund or a mandatory redemption due to the failure of the Fund to comply with the applicable maintenance amount or asset coverage requirements in the event any senior securities are issued and outstanding; (4) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Tender Offer; (b) challenges the acquisition by the Fund of the ARPS pursuant to the Tender Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Tender Offer; (c) seeks to obtain any material amount of damages in connection with the Tender Offer; or (d) otherwise directly or indirectly materially adversely affects the Tender Offer or the Fund; (5) there is any (a) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (6) the Board determines that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or holders of its Preferred Shares.